Exhibit 10.12

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
(RESTRICTED STOCK UNITS)
(2014 Omnibus Incentive Plan)
Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 7(c)(v) of the Company’s 2014 Omnibus Incentive Plan (including the Addendum thereto) (the “Plan”), hereby awards to you a Restricted Stock Unit Award in the form of restricted share units (the “Restricted Stock Units” or the “Award”), payable in common shares of the Company (“Common Shares”), covering the number of Common Shares set forth below. This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:
Date of Grant:	[●]
Number of Shares Subject to Award:	[●]

The details of your Award are as follows.
1.CONSIDERATION. Consideration for this Award is satisfied by your services to the Company and complying with the terms of this Agreement.
2.    VESTING.
(a)    In General. Subject to the provisions of the Plan and this Agreement, one-third of the Award shall vest on each of the first three anniversaries of the Date of Grant (each such anniversary, a “Vesting Date”); provided you are employed through the applicable Vesting Date and continue to comply with the restrictive covenants in Sections 7 and 8. Vesting will cease upon termination of your employment (except as set forth below in Sections 2(b) through (e)). Any Stock Units that did not become vested prior to your termination of employment or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your termination of employment. Settlement of vested Awards shall be pursuant to Section 3 below.
(b)    Vesting Acceleration Upon Termination due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your death or Disability, then any unvested portion of your Restricted Stock Units will vest on the date of your termination of employment.
(c)    Vesting Acceleration Upon Termination without Cause or for Good Reason. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company without Cause or by you for Good Reason, then an additional number of your Restricted Stock Units will vest as of the date of your termination, equal to the number of your unvested Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days from the prior Vesting Date through the date of your termination, and the denominator of which is 365, conditioned on you (i) having been employed at the Company for at least twelve (12) months following the Date of Grant; and (ii) delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your termination.
(d)    Vesting Acceleration Upon Termination due to Retirement. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your Retirement (as defined below), then any unvested portion of your Restricted Stock Units will vest on the date of your termination of employment; provided that you have been employed by the Company for at least twelve (12) months following the Date of Grant. Unless otherwise defined in your employment agreement, “Retirement” means your voluntary termination of service on or after the date on which you attain age 55 and your age plus your years of service with the Company or a Subsidiary total at least 65, and you have not otherwise been terminated for Cause.
(e)    Vesting Acceleration Upon Termination without Cause or for Good Reason in Connection with a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated (x) by the Company without Cause or (y) by you for Good Reason, in either case within twelve (12) months following a Change of Control (or during the six month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), then any portion of your Restricted Stock Units that was not cancelled in connection with such Change of Control will vest on the date of your termination of employment (or on the date of the Change of Control if such termination occurs during the six month period prior to a Change of Control), conditioned on you (i) having been employed at the Company for at least twelve (12) months following the Date of Grant; and (ii) delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your termination.
3.    DISTRIBUTION OF COMMON SHARES. The Company will deliver to you a number of Common Shares equal to the sum of (i) the number of Restricted Stock Units subject to your Award that become vested in accordance with the terms of this Agreement, plus (ii) any Restricted Stock Units resulting from dividend equivalents credited with respect to such Restricted Stock Units in accordance with Section 6 of this Agreement, as soon as practicable (but, subject to Section 7(c)(vi) of the Plan regarding blackout restrictions, in any event no later than sixty (60) days) following the date on which such Restricted Stock Units become vested; provided that, notwithstanding anything in the Plan to the contrary, any remaining right to a distribution of the Common Shares will be forfeited if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you or if you violate any post-employment obligation that you may have to the Company including the restrictive covenants set forth in Sections 7 and 8.
4.    NUMBER OF SHARES. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of Restricted Stock Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 3 of this Agreement.
5.    COMMON SHARE OWNERSHIP REQUIREMENTS. You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
6.    DIVIDEND EQUIVALENTS. The bookkeeping account maintained for your Award shall, until the final Vesting Date or the termination and cancellation or forfeiture of the Restricted Stock Units pursuant to the terms of this Agreement, be allocated additional Restricted Stock Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the Restricted Stock Units equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Restricted Stock Units divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Restricted Stock Units shall have the same Vesting Dates and shall vest in accordance with the same terms as the Restricted Stock Units granted under this Agreement.
7.    RECORDS AND CONFIDENTIAL DATA. In consideration of the Restricted Stock Units issued to you pursuant to this Agreement, you agree to be bound by the covenant of confidentiality set forth in this Section 7.
(a)    You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment by the Company or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.
(b)    Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by you, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with the discharge of your duties to the Company and its affiliates, and will be safeguarded by you from unauthorized disclosure. For the avoidance of doubt, nothing in this Section 7(b) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).
(c)    Following the termination of your employment, you will return to the Company all written Confidential Information which has been provided to you and you will return or destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information. Within five (5) business days of the termination of your employment, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).
(d)    For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public, (ii) information obtained by you other than pursuant to or in connection with your employment and (iii) information which is required to be disclosed by law or legal process.
(e)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you acknowledge that you shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)    Your obligations under this Section 7 shall survive the termination of your employment.
8.    COVENANT NOT TO SOLICIT, NOT TO COMPETE AND NOT TO DISPARAGE. In consideration of the Restricted Stock Units issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 8.
(a)    Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, you agree, during your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 8(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)    Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement) not to engage in Prohibited Activities (as defined below) in any country in which the Company conducts business, or plans to conduct business, during the period of your employment. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, gastroenterology or ophthalmology; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 7(a) and 8(a) of this Agreement. You agree that the covenants contained in this Section 8(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.
(c)    Non-Disparagement Covenant. You agree not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. The Company, its subsidiaries and affiliates shall not, and the Company shall instruct its directors and executive officers to not, make written or oral statements about you that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)    Your obligations under this Section 8 shall survive the termination of your employment.
9.    It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 7 or 8 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
10.    REMEDIES FOR BREACH OF OBLIGATIONS UNDER SECTIONS 7 AND 8. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any obligation under Sections 7 or 8. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 7 or 8. Without limiting other forms of relief available to Company, in the event of your breach of any of your obligations under Sections 7 or 8, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
11.    CLAWBACK. This Agreement is subject to any policy the Company adopts regarding the recovery of incentive compensation and any additional clawback provisions as required by law and applicable listing rules.
12.    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 12 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.
13.    SECURITIES LAW COMPLIANCE. You may not be issued any Common Shares under your Award unless the Common Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
14.    RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
15.    TRANSFERABILITY. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 3 of this Agreement.
16.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
17.    UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Restricted Stock Unit, and you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are delivered to you pursuant to Section 3 of this Agreement. Upon such delivery, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
18.    WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums that can be withheld to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of the Common Shares with an aggregate Market Price (measured as of the date Common Shares are delivered pursuant to Section 3) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.
19.    NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
20.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
21.    AMENDMENT. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
22.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)    This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
23.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
24.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.
25.    CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
26.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.